EXHIBIT 10.16

                 CONSULTING AND TRANSITIONAL SERVICES AGREEMENT

     This Consulting and Transitional Services Agreement (this "Agreement") is made as of May 23, 1996 among Remington Products Company, L.L.C., a Delaware limited liability company (the "Company"), and RPI Corp. (formerly known as Remington Products, Inc.), a Delaware corporation ("RPI").

     WHEREAS, RPI, by and through its officers, employees, agents, representatives and affiliates, has knowledge and expertise in the management, corporate affairs and other matters relating to the business of the Company and its subsidiaries; and

     WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of RPI in the aforesaid areas (in which it acknowledges the expertise of RPI) in the manner set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto hereby agree as follows:

     1. Consulting and Transitional Services Arrangement with RPI.

     1.1 Appointment. The Company hereby retains RPI to render the advisory and consulting services described in Paragraph 1.2 hereof for the term of this Agreement.

     1.2 Services of RPI. RPI hereby agrees that during the term of this Agreement it will render to the Company (and its subsidiaries) by and through such of its officers, agents, representatives and affiliates as RPI, in its sole discretion, shall designate from time to time advisory and consulting services as the Company, in its reasonable discretion, shall designate from time to time in relation to the affairs of the Company (and its subsidiaries) in connection with the evaluation of potential mergers, acquisitions and divestitures, product development and improvement, marketing and advertising strategy and other services, in each case as may be requested from time to time by the Company.

     1.3 Management and Consulting Fees.

     (a) In consideration of the services contemplated by Paragraph 1.2, the Company and its successors agree to pay to RPI an aggregate per annum fee (the "Fee") equal to the greater of (i) $500,000 and (ii) 1.5% of EBITDA of the Company (and its subsidiaries) on a consolidated basis for each fiscal year during the term of this Agreement, commencing on the date hereof, but prorated for any partial fiscal year. The Fee shall be payable to RPI semi-annually in advance (based on clause (i) above), with any remaining balance of the Fee for any fiscal year payable promptly following the determination of EBITDA for such fiscal year or on termination of this Agreement. The semi-annual Fee payments shall be non-refundable. For purposes of this Agreement, "EBITDA" means, with reference to any period, Net Income for such period adjusted (a) by adding thereto the amount of all (i) interest expense to the extent included in determining Net Income for such period, (ii) depreciation and amortization expenses and non-cash charges (including, for example, non-cash charges for compensation costs recognized pursuant to Accounting Principles Board Opinion No. 25 or FAS No. 123 in connection with options granted to employees of the Company (or its subsidiaries)) to the extent included in determining Net Income for such period,
(iii) all taxes to the extent included in determining Net Income, (iv) the management fees payable under this Agreement and the management agreement (the "Vestar Management Agreement") dated as of the date hereof among the Company and Vestar Capital Partners, as amended from time to time, and (v) the Berenson Minella fees, management bonuses, accounting and legal and other professional fees and other non-recurring expenses, in each case under this clause (v) relating to the recapitalization of Remington Products Company, a Delaware general partnership, and its merger with and into the Company, in each case in clauses (i) through (v) to the extent included in determining Net Income for such period and (b) by subtracting therefrom (i) all interest income to the extent included in determining Net Income for such period and (ii) all tax credits to the extent included in determining Net Income for such period. For purposes of this Agreement, "Net Income" means, with reference to any period, the net income (or loss) of the Company for such period, after deducting all operating expenses, provisions for taxes, reserves and all other proper deductions and excluding all extraordinary gains and losses, all determined in accordance with U.S. generally accepted accounting principles applied on a consolidated basis and on a basis consistent with prior periods and as reflected on the Company's financial statements.

     (b) A special incentive fee, in an amount set forth below opposite the relevant fiscal year, shall be paid to RPI if the Company (or its successor) exceeds either of the following targets for such fiscal year:

      Fiscal Year       Net Revenues      EBITDA            Incentive Fee
      -----------       ------------      ------            -------------
      ending 12/96      $265,000,000      $35,000,000       $250,000
      ending 12/97      $275,000,000      $37,000,000       $250,000
      ending 12/98      $300,000,000      $40,000,000       $250,000

     If either the Company's net revenues or EBITDA for any fiscal year ending December 31, 1996, 1997 or 1998 exceeds the applicable target for such year set forth above, the incentive fee for such year shall be paid within 30 days after the delivery to the Management Committee of the Company the audited financial statements for such fiscal year. For purposes of determining whether the Company has exceeded the above EBITDA target, EBITDA shall be calculated without giving effect to clause (a)(iv) of the definition of Net Income.

     1.4 Health Benefits. Subject to applicable law and for so long as this Agreement remains in effect and Victor and Tory remain as officers of RPI, the Company shall provide to Victor K. Kiam, II ("Victor") and Victor K. Kiam, III ("Tory") health benefits of the type available from time to time to senior executives of the Company (with such changes from time to time which affect executives of the Company generally). The Company's out-of-pocket cost of providing such benefits shall be deducted from the compensation otherwise payable to RPI hereunder. If the Company's out-of-pocket cost of providing such benefits to Victor and Tory for any fiscal year exceeds the Fee payable for any fiscal year under Paragraph 1.3 hereof, then RPI shall promptly refund the amount of such excess within 30 days following the determination of EBITDA for such fiscal year or the termination of this Agreement.

     1.5 Reimbursements. In addition to the Fee, the Company shall, at the direction of RPI, pay directly or reimburse RPI for its reasonable out-of-pocket and travel, lodging and meal expenses incurred in connection with performing tasks specifically assigned under this agreement by the Company; provided that the Company shall only be obligated to reimburse expenses incurred in accordance with the Company's general expense policies. All reimbursements for out-of-pocket expenses shall be made promptly upon or as soon as practicable after presentation by RPI to the Company of a statement and reasonable documentation of such expenses.

     1.6 Indemnification. The Company will (and will cause its subsidiaries to) defend, indemnify and hold harmless RPI and its officers, directors, employees, agents, representatives and affiliates (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal, state or foreign law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of advisory and consulting services performed under this Agreement. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of any Indemnified Party or from another relationship of any Indemnified Party with the Company.

     1.7 Liability. Neither RPI nor any of its officers, employees, agents, representatives or affiliates shall be liable to the Company for any loss, claim, damage or liability to the extent such loss, claim, damage or liability relates to or arises out of the advisory and consulting services contemplated by this Agreement, the engagement of RPI pursuant to this Agreement or any act or omission by RPI in connection with the performance of services contemplated by this Agreement, unless such loss, claim, damage or liability is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of RPI.

     1.8 Prohibited Payments. Notwithstanding anything to the contrary contained in this Agreement, no amount of the Fee shall be paid to RPI to the extent such payment is prohibited by (i) the Credit and Guarantee Agreement dated as of May 23, 1996 by and between the Company, certain subsidiaries of the Company, the Lenders (as therein defined), Fleet National Bank, Banque Nationale de Paris and Chemical Bank, (ii) the Indenture dated as of May 23, 1996 by and among the Company, Remington Capital Corp. and The Bank of New York, as each may be amended, modified or restated from time to time, or (iii) any documents evidencing a refinancing of the foregoing; provided that such unpaid Fees shall accumulate and shall be paid when and as permitted by such agreements.

     2. No Authority to Bind. Neither RPI nor any of its officers, employees, agents, representatives or affiliates shall have any authority to bind or act for the Company or any of its subsidiaries, and neither RPI nor any of its officers, employees, agents, representatives or affiliates shall make any representation or take any action which could reasonably be expected to lead a third party to believe such authority exists; provided that this provision shall not restrict any specific authority granted in writing by the Management Committee of the Company to RPI pursuant to a resolution of such Management Committee.

     3. Term. This Agreement shall be in effect on the date hereof and continue until the tenth anniversary of the date hereof; provided that this Agreement shall terminate on the earlier of a Qualified Public Offering or the first date, if any, when RPI and its Affiliates own less than 25% of the aggregate Common Units (as defined in the Amended and Restated Limited Liability Agreement of the Company) of the Company (including its successor) owned by RPI and its Affiliates on the date hereof, adjusted as appropriate for any equity interest split, equity interest dividend, reclassification, restructuring, recapitalization or other reorganization of the Company; provided further that the Agreement may be terminated with respect to the rights, duties and obligations of RPI at any time at the election of Vestar (but only to the extent that Vestar also terminates substantially similar and corresponding rights, duties and obligations of Vestar under the Vestar Management Agreement) and that Vestar may elect to waive or reduce the fees due to RPI under Paragraph 1.3(a) hereof (but only to the extent that Vestar also waives or reduces the fees payable to Vestar under Paragraph 1.3 of the Vestar Management Agreement). The provisions of Paragraphs 1.5, 1.6, 1.7 and 2 shall survive the termination of this Agreement. For purposes of this Agreement, "Qualified Public Offering" means an underwritten offering of the common equity interests of the Company (or its successor) that is registered under the Securities Act of 1933, as amended, and that results in net proceeds to the Company in excess of $25,000,000.

     4. Specific Performance. The Parties hereto agree that the Company would suffer irreparable harm from a breach by RPI of Section 2. In the event of an alleged or threatened breach by RPI of any of the provisions of Section 2, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

     5. General. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to the
  Company:        Remington Products Company, L.L.C.
                  60 Main Street
                  Bridgeport, CT  06604
                  Attention:  Allen Lipson

If to RPI:        Remington Products, Inc.
                  350 Fifth Avenue
                  Suite 5408
                  New York, NY  10118
                  Attention:  Victor K. Kiam, II

In any case,
  with copies to: Vestar Capital Partners
                  245 Park Avenue, 41st Floor
                  New York, New York  10167
                  Attention:  Robert L. Rosner

                  Kirkland & Ellis
                  655 15th Street, N.W.
                  Washington, D.C.  20005
                  Attention:  Jack M. Feder

     (c) This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written

(and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

     (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE CHOICE OF LAW PRINCIPLES THEREOF). THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and RPI and their respective successors and assigns; provided that this Agreement may not be assigned by RPI except, with the consent of the Company (not to be unreasonably withheld) to an affiliate of RPI.

     (e) This Agreement may be executed in separate counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

     (f) The Company shall cause its subsidiaries hereinafter formed or acquired to execute a counterpart to this Agreement, thereby assuming the rights and obligations of the Company under this Agreement; provided that the obligations of a subsidiary hereunder shall terminate at the time such subsidiary is no longer a subsidiary of the Company.

     (g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

     (h) Should any provision of this Agreement be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, or any other part hereof, all of which other provisions, and parts, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or such part thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

     (i) The Company shall not amend any provision of the Vestar Management Agreement unless it offers to amend the similar provision of this Agreement (if it exists) in a similar manner.

                                    * * * * *

     IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed and delivered as of the date first written above.


                                          RPI CORP.


                                          By:  /s/ Victor K. Kiam, II
                                               ------------------------------
                                               Name:  Victor K. Kiam, II
                                               Title:     President

                                          and


                                          By:  /s/ Victor K. Kiam, II
                                               ------------------------------
                                               Name:  Victor K. Kiam, III
                                               Title:    President


                                          REMINGTON PRODUCTS COMPANY,
                                          L.L.C.

                                          By:  /s/ F. Peter Cuneo
                                               ------------------------------
                                               Name: F. Peter Cuneo
                                               Title:   President